EX-99.h.1.I

Seventh Amended and Restated
Schedule A
to the
Transfer Agency Agreement
by and between
Scout Funds
and
UMB Fund Services, Inc.

Funds

Scout Stock Fund
Scout Mid Cap Fund
Scout Small Cap Fund
Scout International Fund
Scout International Discovery Fund
Scout Global Equity Fund
Scout Core Bond Fund
Scout Core Plus Bond Fund
Scout TrendStar Small Cap Fund

The undersigned, intending to be legally bound, hereby execute this Seventh Amended and Restated Schedule A to the Transfer Agency Agreement dated April 1, 2005, and executed by and between Scout Funds and UMB Fund Services, Inc., to be effective as of the 30th day of June, 2011.

UMB FUND SERVICES, INC.                                                                           SCOUT FUNDS

By:  _____________________                                                   By:  ___________________________

Title:  John P. Zader, President                                                                           Title: Andrew J. Iseman, President